CONSENT OF ARTHUR ANDERSEN LLP

     As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm), included in or made a part of this registration statement.

ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP



Denver, Colorado
  September 27, 1996